Exhibit 99.1

Brian Stempeck to Step Down as Chief Strategy Officer of The Trade Desk on September 1, 2020

LOS ANGELES--(BUSINESS WIRE)--July 9, 2020--Global advertising technology leader, The Trade Desk, today announced that Brian Stempeck will step down as Chief Strategy Officer on September 1, 2020 and continue in an advisory role through January 31, 2021.

As employee #8, Mr. Stempeck has been with The Trade Desk for more than ten years, and has held leadership roles in business development, strategy, sales, client services and marketing. He founded and managed The Trade Desk’s New York office, which has grown rapidly to become the company’s largest, before moving to Los Angeles in 2018. He joined the Board of Directors in January 2019.

“Brian has been a key business partner and friend as we have grown from a dozen employees to more than 1,500, and as we have progressed from start-up to one of the most successful technology IPOs of the last decade,” said Jeff Green, Co-Founder and CEO, The Trade Desk. “This growth and success would not have been possible without the insight, experience and dogged enthusiasm that Brian brings to this company every day. Indeed, I believe Brian’s ability to help marketers understand the power of data-driven advertising has not only helped us grow but has been key in the development of our entire industry. I look forward to his ongoing counsel in the years ahead.”

“It’s been an honor to work with Jeff and our team to take The Trade Desk from a startup to more than $3 billion in media spend last year. This company is redefining advertising, and I want to thank the customers, partners and employees who bet on us every step of the way,” said Mr. Stempeck. “After 10 years, I’m looking forward to focusing more on advising early stage companies as well as philanthropic endeavors. I will continue to be The Trade Desk’s biggest supporter, and I’m excited to work with this amazing team as an advisor going forward.”

About The Trade Desk

The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, and LinkedIn.

Contacts

Ian Colley
PR@thetradedesk.com